EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Set forth below is a list of all subsidiaries of Ply Gem Holdings as of June 28, 2008:

Name	State or Other Jurisdiction of Incorporation Or Organization
Ply Gem Industries, Inc.	Delaware
Great Lakes Window, Inc.	Ohio
Kroy Building Products, Inc.	Delaware
Napco, Inc.	Delaware
Variform, Inc.	Missouri
MWM Holding, Inc.	Delaware
MW Manufacturers Inc.	Delaware
AWC Holding Company	Delaware
Alenco Holding Corporation	Delaware
AWC Arizona, Inc.	Delaware
Alenco Interests, L.L.C.	Delaware
Alenco Extrusion Management, L.L.C.	Delaware
Alenco Building Products Management, L.L.C.	Delaware
Alenco Trans, Inc.	Delaware
Glazing Industries Management, L.L.C.	Delaware
New Alenco Extrusion, Ltd.	Texas
New Alenco Window, Ltd.	Texas
New Glazing Industries, Ltd.	Texas
Alenco Extrusion GA, L.L.C.	Delaware
Aluminum Scrap Recycle, L.L.C.	Delaware
Alenco Window GA, L.L.C.	Delaware
Alcoa Home Exteriors, Inc.	Ohio
Ply Gem Pacific Windows Corporation	Delaware
CWD Windows and Doors, Inc.	Alberta, Canada